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                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
                                      AND
              SHARES OF SERIES B ESOP CONVERTIBLE PREFERRED STOCK
                                       OF
                                EKCO GROUP, INC.
                                       AT
                              $7.00 NET PER SHARE
                                       BY
                             EG TWO ACQUISITION CO.
                                A SUBSIDIARY OF
                             CCPC ACQUISITION CORP.
                              AND AN AFFILIATE OF
                                  BORDEN, INC.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
              NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 8, 1999,
                         UNLESS THE OFFER IS EXTENDED.

                                                                 August 11, 1999

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

    We have been appointed by EG Two Acquisition Co., a Delaware corporation (the "Purchaser"), which is a subsidiary of CCPC Acquisition Corp., a Delaware corporation (the "Parent"), and an affiliate of Borden, Inc., a New Jersey corporation ("Borden"), to act as dealer manager in connection with the Purchaser's offer to purchase for cash all the outstanding shares of Common Stock, par value $0.01 per share (the "Common Shares") and the associated preferred share purchase rights ("the Rights") issued pursuant to the Rights Agreement dated March 27, 1987, as amended on June 9, 1988, January 10, 1989, March 23, 1992 and December 22, 1992 and as amended and restated March 21, 1997 and amended on August 4, 1999 (as so amended, the "Rights Agreement"), between the Company and American Stock Transfer & Trust Company and all outstanding shares of Series B ESOP Convertible Preferred Stock, par value $0.01 per share (the "ESOP Preferred Shares" and together with the Common Shares, the "Shares"), of Ekco Group, Inc., a Delaware corporation (the "Company"), at a purchase price of $7.00 per Share (including the associated Right, if applicable), net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 11, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") enclosed herewith. Holders of Shares will be required to tender one Right for each Share tendered to which a Right is attached in order to effect a valid tender of such Share. If the Distribution Date (as defined in the Offer to Purchase) has not occurred prior to the time Shares to which Rights are attached are tendered pursuant to the Offer, a tender of such Shares will constitute a tender of

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the associated Rights. If the Distribution Date has occurred and the certificates representing such Rights ("Rights Certificates") have been distributed by the Company to holders of Shares to which such Rights were attached, such holders of Shares will be required to tender Rights Certificates representing a number of Rights equal to the number of Shares to which such Rights were attached being tendered in order to effect valid tender of such Shares. Holders of Shares and, if applicable, Rights whose certificates for such Shares (the "Share Certificates") and, if applicable, Rights Certificates are not immediately available or who cannot deliver their Share Certificates and, if applicable, Rights Certificates and all other required documents to the Depositary (as defined below) prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedures for book-entry transfer on a timely basis, must tender their Shares and, if applicable, Rights according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase. As used herein, unless the context otherwise requires, the term "Shares" includes the associated Rights, if applicable.

    Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

    Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

        1. The Offer to Purchase, dated August 11, 1999.

        2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

        3. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Share Certificates or, if applicable, Rights Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to IBJ Whitehall Bank & Trust Company (the "Depositary") by the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

        4. The Letter to Stockholders of the Company from the President and Chief Executive Officer of the Company, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9, which includes the recommendation of the Board of Directors of the Company that stockholders accept the Offer and tender their Shares to the Purchaser pursuant to the Offer.

        5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

        6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

        7. A return envelope addressed to IBJ Whitehall Bank & Trust Company, the Depositary.

    YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 8, 1999, UNLESS THE OFFER IS EXTENDED.

    The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn pursuant to the Offer prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase) such number of Shares which constitutes, more than 50% of the voting power (determined on a fully diluted basis) of all securities of the Company entitled to vote generally in a merger on the date of purchase (the "Minimum Condition"), and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended or any applicable foreign competition laws.

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    The Board of Directors of the Company (the "Board of Directors") has
approved, by unanimous vote of the directors present, the Merger Agreement (as defined below) and the transactions contemplated thereby, including the Offer and the Merger (as defined below) and determined that terms of the Offer and the Merger are fair to, and in the best interests of, the holders of the Shares and recommends that the holders of the Shares accept the Offer and tender their Shares to the Purchaser pursuant to the Offer.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 5, 1999 (as amended, the "Merger Agreement"), by and among the Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Delaware General Corporation Law, the Purchaser will be merged with and into the Company (the "Merger"). Following the Merger, the Company will continue as the surviving corporation and become a subsidiary of the Parent, and the separate corporate existence of the Purchaser will cease.

    In all cases, payment for shares accepted for payment pursuant to the Offer will be made only after the expiration of the Offer and after timely receipt by the Depositary of (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents, and (ii) either Share Certificates and, if applicable, Rights Certificates, representing the tendered Shares and, if applicable, tendered Rights, or timely confirmation of a book-entry transfer of such Shares and, if applicable, Rights into the Depositary's account maintained at the Book-Entry Transfer Facility (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

    If holders of Shares wish to tender, but it is impracticable for them to forward their Share Certificates or, if applicable, Rights Certificates or other required documents on or prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

    The Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than the Dealer Manager, the Depositary and MacKenzie Partners, Inc. (the "Information Agent") (as described in the Offer to Purchase)) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    Inquiries you may have with respect to the Offer should be addressed to the Information Agent or the undersigned, at the respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

                                          Very truly yours,

                            GOLDMAN, SACHS & CO.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, THE PARENT, THE DEALER MANAGER, THE COMPANY, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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